Exhibit 99.1

Chelsea Therapeutics Announces Joseph G. Oliveto Named
President and Chief Executive Officer, Director

CHARLOTTE, N.C., January 27, 2014 -- Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) today announced that Joseph G. Oliveto has been named President and Chief Executive Officer and a member of the Company’s Board of Directors, effective January 22, 2014. Mr. Oliveto had served as the Company’s Interim President and Chief Executive Officer since July 2012.

“Joe has demonstrated thoughtful and steadfast leadership through a demanding period for Chelsea, resulting in important progress for the Company and its lead drug candidate, Northera™,” said Michael Weiser, M.D., Ph.D., Chairman of the Board. “The Board of Directors looks forward to his continued contributions as we work toward delivering a new treatment option to patients with neurogenic orthostatic hypotension.”

Mr. Oliveto commented: “There exists a significant unmet need in nOH, a debilitating disorder which often severely limits a person's ability to perform even the most routine daily activities. Chelsea is committed to improving the lives of these patients, an effort which remains central to me in these new roles.”

Mr. Oliveto joined Chelsea Therapeutics in June 2008, as Vice President of Operations. Prior to joining Chelsea, Mr. Oliveto held progressively senior operating roles at Hoffmann-La Roche across the areas of drug development, manufacturing, global business and business development. During his tenure, he played an integral part in the success of multiple NDA approvals, developed comprehensive launch programs, including those for both Pegasys® and Copegus®, and closed multiple licensing agreements.

About Symptomatic nOH

It is estimated that nearly 300,000 patients suffer from chronic symptomatic nOH in the U.S. and EU combined. Symptomatic nOH is a chronic disorder that is caused by an underlying neurogenic disorder, such as Parkinson's disease, multiple system atrophy or pure autonomic failure. Symptoms of nOH include dizziness, lightheadedness, blurred vision, fatigue, poor concentration, and fainting episodes when a person assumes a standing position. These symptoms often severely limit a person's ability to perform routine daily activities that require standing or walking for both short and long periods of time.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, is currently under FDA review for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with primary autonomic failure — an indication that includes a significant number of patients with Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally.

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Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson's Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders. Chelsea acquired global development and commercialization rights to droxidopa (L-DOPS), or NORTHERA, from Dainippon Sumitomo Pharma Co., Ltd. in 2006, excluding Japan, Korea, China and Taiwan. For more information about the Company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of NORTHERA. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel; the risk that FDA will not agree that our clinical trial results demonstrate the safety and effectiveness of droxidopa; the risk that the FDA will not accept our proposal regarding any trial or other data to support a new drug application; the risk that the FDA will not approve the resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete Study 401 or any other additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; the risk that we will not be able to obtain regulatory approvals of droxidopa or our other drug candidates for additional indications; the risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; market acceptance for our products if any are approved for marketing.

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CONTACT:

Media: David Connolly LaVoie Group 617-374-8800, Ext. 104 dconnolly@lavoiegroup.com	Investors: Susan Kim Argot Partners 212-600-1902 susan@argotpartners.com